Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron’s, Inc. Reports
Second Quarter Results;
 Same Store Revenues Up 8.4%;
 Diluted EPS $.51

ATLANTA, July 21, 2009 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential and office furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three and six months ended June 30, 2009.

For the second quarter of 2009, revenues increased 8% to $417.3 million compared to $387.0 million for the same quarter a year ago.  Net earnings from continuing operations were up 24% to $27.8 million versus $22.4 million in 2008.  Diluted earnings per share were $.51 compared to $.43 per share a year ago, a 19% increase.

For the first six months of this year, revenues advanced 11% to $891.3 million compared to $799.7 million for the first six months of 2008.  Net earnings from continuing operations were $63.2 million versus $44.9 million last year, a 41% increase.  Diluted earnings per share for the first six months were $1.15 for 2009 versus $.89 in 2008, a 29% increase.

 “We are highly pleased with these results,” said Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron’s.  “Our same store revenue and customer growth remain strong and we are on track with our 2009 new store opening plans.  In this difficult economic environment consumers still need home furnishing necessities, and especially need the ability to obtain the merchandise with no credit checks or long-term obligations.   We believe that the Aaron’s offering is extremely valuable to this credit-constrained consumer.”

Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) increased 8.4% during the second quarter of 2009 compared to the second quarter of 2008.  Same store revenues also increased 5.2% for Company-operated stores open over two years at the end of June 2009. The Company had 787,000 customers and its franchisees had 406,000 customers at the end of the second quarter of 2009, an 18% increase in total customers over the number at the end of the second quarter a year ago (customers of our franchisees, however, are not customers of Aaron’s, Inc.).  The customer count on a same store basis for Company-operated stores was up 15.7% in the second quarter compared to the same quarter last year.

“Although overall revenue in the quarter was less than projected, it was primarily due to lower than anticipated non-retail sales to our franchisees, a decline in the amount of the early payouts of lease agreements compared to the same period a year ago, and lower revenues in our office furniture stores,” continued Mr. Loudermilk, Jr.

“The total dollar amount of the lower margin non-retail sales were up only 3% for the quarter even though the actual number of units shipped from our fulfillment centers increased over 20%.  This difference is mainly due to declining costs of electronic products,” Mr. Loudermilk, Jr. added.  “We also believe that last year the government stimulus checks had a positive effect on early payouts and overall business.”

At the end of June the Company had cash on hand of $83.3 million versus $5.9 million at the end of the first quarter 2009.  This increase in cash is due to cash flow generated from operations and the sale leaseback of approximately $30 million of store real estate during the quarter.

In the fourth quarter of 2008 the Company consummated the sale of substantially all of the assets of its Aaron’s Corporate Furnishings division.  The Company no longer includes the revenues and expenses of the Aaron’s Corporate Furnishings division in its continuing operations, and now reports the net earnings or loss of the division as discontinued operations.  Prior periods are restated to reflect this change in accounting treatment.

Division Results

The Aaron’s Sales & Lease Ownership division increased its revenues in the second quarter of 2009 to $416.6 million, an 8% increase over the $386.6 million in revenues in the second quarter of 2008.  First six months sales and lease ownership revenues increased 11% to $890.2 million compared to $799.0 million for the same period a year ago.

Included in the division’s results are the revenues of the Aaron’s Office Furniture stores which had revenues of $3.5 million in the second quarter and $8.8 million for the first six months of 2009 compared to $5.2 million and $11.3 million, respectively, for the comparable periods of 2008.

A net loss of $76,000 from discontinued operations was recorded for the second quarter of 2009 compared to net earnings of $918,000 in the second quarter of 2008.  For the six months the net loss was $285,000 compared to net earnings of $3.1 million for the same period in 2008.

Components of Revenue

Consolidated lease revenues and fees for the second quarter and first half of 2009 increased 10% and 12% over the comparable previous year periods, respectively.  In addition, franchise royalties and fees were up 19% for both the second quarter and year to date compared to the same period in 2008.  Non-retail sales, which are primarily sales of merchandise to Aaron’s Sales & Lease Ownership franchisees, increased to $67.8 million for the second quarter from $66.1 million in the comparable period in 2008 and to $160.8 million for the first six months compared to $151.5 million for the first six months of last year.  The increases in the Company’s franchise revenues and non-retail sales are the result of an increase in revenues of the Company’s franchisees, who collectively had revenues of $183.8 million during the second quarter and $377.4 million for the first six months of 2009, both 15% increases over the prior year periods.  Same store revenues for franchised stores were up 9.9% for the second quarter compared to the same quarter last year.  Revenues of franchisees, however, are not revenues of Aaron’s, Inc.

The Company’s other revenues in the second quarter of 2009 and 2008 included $417,000 and $3.4 million of gains, respectively, from the sale of the assets of Company-operated stores.  Other revenues for the first six months included gains from the sale of stores of $6.1 million in 2009 and $5.8 million in 2008.

Store Count

During the second quarter of 2009 the Aaron’s Sales & Lease Ownership division opened 19 new Company-operated stores, 19 new franchised stores, and one RIMCO store.  It also acquired seven franchised stores and one third party store during the quarter.  In addition, in the second quarter the Company sold one Company-operated store to a franchisee and closed two Company-operated stores, and two franchised stores were also closed.

Through the three months and six months ended June 30 of this year, the Company awarded area development agreements to open 13 and 84 additional franchised stores, respectively.  At the end of June 2009 there were 280 franchised stores awarded that are expected to be opened over the next several years.

At the end of the second quarter of 2009 the Aaron’s Sales & Lease Ownership division consisted of 1,035 Company-operated stores, 543 franchised stores, 12 Company-operated RIMCO stores, and seven franchised RIMCO stores.  The Company also had 16 Aaron’s Office Furniture stores.  The total number of stores open at the end of June 30, 2009 was 1,613.

Third Quarter and Full Year 2009 Outlook

The Company is updating its guidance for 2009 and expects to achieve the following:

-	Third quarter revenues (excluding revenues of franchisees) of approximately $420 million.

-	Third quarter diluted earnings per share in the range of $.39 to $.44 per share, assuming no significant store or other asset sales.

-
Fiscal year revenues (excluding revenues of franchisees) of approximately $1.75 billion.  This is a revision from the previous guidance of approximately $1.80 billion and is due in a large part to the currently anticipated lower dollar volume of non-retail sales in 2009.

-	Fiscal year diluted earnings per share in the range of $1.95 to $2.05 compared to the previous guidance of $1.90 to $2.05.

-
As previously announced, new store growth of approximately 5% to 9% over the store base at the end of 2008, for the most part an equal mix between Company-operated and franchised stores.  This is expected to be a net store growth after any opportunistic merging or disposition of stores.

-	The Company will continue as warranted to consolidate or sell stores not meeting performance goals.

-
The Company also plans to continue to acquire franchised stores, convert independent operators’ stores to Aaron’s franchised stores, or sell Company-operated stores to franchisees as opportunities present themselves.

Conference Call

Aaron’s will hold a conference call to discuss its quarterly financial results on Wednesday, July 22, 2009, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company’s website, www.aarons.com, in the “Investor Relations” section.  The webcast will be archived for playback at that same site.

Aaron’s, Inc., based in Atlanta, currently has more than 1,615 Company- operated and franchised stores in 48 states and Canada.  The Company’s MacTavish Furniture Industries division manufactured approximately $69 million at cost of furniture and bedding at 12 facilities in five states in 2008.  The entire production of MacTavish is for shipment to Aaron’s stores.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  Statements in this release that are “forward-looking” include without limitation Aaron’s projected revenues, earnings, and store openings for future periods.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues:
Lease Revenues and Fees	$324,111	$294,776	$668,613	$594,451
Retail Sales	9,490	9,744	25,365	22,133
Non-Retail Sales	67,835	66,072	160,801	151,489
Franchise Royalties and Fees	12,920	10,894	26,027	21,933
Other	2,954	5,527	10,454	9,688
Total	417,310	387,013	891,260	799,694
Costs and Expenses:
Retail Cost of Sales	5,814	6,145	15,219	13,573
Non-Retail Cost of Sales	62,496	60,574	146,808	138,470
Operating Expenses	185,571	175,832	382,088	353,662
Depreciation of Lease Merchandise	117,915	106,928	243,119	216,638
Interest	1,164	2,151	2,440	4,350
Total	372,960	351,630	789,674	726,693
Earnings from Continuing Operations Before Taxes	44,350	35,383	101,586	73,001

Income Taxes	16,524	13,022	38,400	28,077

Net Earnings from Continuing Operations	27,826	22,361	63,186	44,924

(Loss) Earnings from Discontinued Operations, Net of Tax	(76)	918	(285)	3,108

Net Earnings	$27,750	$23,279	$62,901	$48,032

Earnings Per Share:
From Continuing Operations	$.51	$.42	$1.17	$.84
From Discontinued Operations	.00	.02	(.01)	.06
Total	$.51	$.44	$1.16	$.90

Earnings Per Share Assuming Dilution:
From Continuing Operations	$.51	$.41	$1.16	$.83
From Discontinued Operations	.00	.02	(.01)	.06
Total	$.51	$.43	$1.15	$.89

Weighted Average Shares Outstanding	54,117	53,262	53,942	53,377

Weighted Average Shares Outstanding Assuming Dilution	54,716	54,076	54,531	54,062

Selected Balance Sheet Data
(In thousands)

	(Unaudited and Preliminary)
	June 30, 2009	December 31, 2008
Cash	$83,279	$7,376
Accounts Receivable, Net	47,795	59,513
Lease Merchandise, Net	670,494	681,086
Property, Plant and Equipment, Net	207,393	224,431
Other Assets, Net	248,494	260,864
Assets of Discontinued Operations	-	-
Total Assets	1,257,455	1,233,270

Bank Debt	2,557	35,000
Senior Notes	58,000	58,000
Total Liabilities	421,095	471,726
Shareholders’ Equity	$836,360	$761,544